UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2010

CHINA NATURAL GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31539	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
19th Floor, Building B, Van Metropolis Tang Yan Road, Hi-Tech Zone Xian,710065, Shaanxi Province China
(Address of Principal Executive Offices) (Zip Code)

86-29-88323325
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, in February 2010, the Company obtained a bank loan in the amount of $17.7 million (the "Loan") and, in connection with the Loan, Xi'an Xilan Natural Gas Co. Ltd., the Company's variable interest entity, pledged its equipment and vehicles located within China to secure the Loan (the "Pledge") and guaranteed the repayment of the Loan (the "Guarantee").

By August 8, 2010, the Company’s former outside counsel determined that the Pledge was prohibited by the indenture (the "Indenture") for the Company's 5% guaranteed senior note issued to Abax Lotus Ltd. ("Abax") dated January 29, 2008 (the "Senior Notes"). As a result, the Company believed that Abax had the right to declare a default under the Indenture and could thereafter accelerate the Senior Notes, which would cause a simultaneous default under the warrant agreement governing the Company's warrants issued in connection with the Senior Notes, thereby entitling the warrant holders to require the Company to redeem their warrants. In view of the potential default under the Indenture and warrant agreements, the Board, in consultation with management and the Audit Committee, determined that the Company was required to restate its annual financial statements for the year ended December 31, 2009 and the quarter ended March 31, 2010 to reclassify from long term liabilities to short term liabilities the Senior Notes and the fair value of the redeemable warrants.

Therefore, the Company filed a Current Report on Form 8-K on August 19, 2010 to disclose that its financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2009 (the "Annual Report") and its Quarterly Report for the quarter ended March 31, 2010 (the "Quarterly Report") should not be relied upon. On August 20, 2010, the Company filed Amendment No. 1 to the Annual Report (as amended, the "Amended 10-K") and Amendment No. 1 to the Quarterly Report (as amended, the "Amended 10-Q") to restate the financial statements contained therein.

Subsequent to restating its financial statements and filing the Amended 10-K and Amended 10-Q, management of the Company internally revisited the analysis of whether the Pledge was indeed prohibited by the Indenture and determined that it was not. In late August 2010, management approached the law firm DLA Piper, which had not previously advised the Company or management on these matters, to review and confirm the Company's analysis. The Company then engaged DLA Piper as its regular outside counsel for SEC reporting and other public company matters in early September 2010. At the request of the Company's independent auditors, a further law firm with no prior relationship to the Company was also asked to review and confirm the Company's analysis. The Board of Directors of the Company, in consultation with management, the Audit Committee and DLA Piper, determined on September 15, 2010, that neither the Loan, the Pledge or the Guarantee, individually or together, were prohibited by the Indenture.

Accordingly, on September 15, 2010, the Board of Directors of the Company, in consultation with management and its Audit Committee, determined that the previously issued restated financial statements contained in the Amended 10-K and the Amended 10-Q can no longer be relied upon because the restatements set forth therein were not required, and, in addition, the previously issued financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 can no longer be relied upon because the Senior Notes and the fair value of the redeemable warrants are classified as current liabilities therein. The Company is in the process of working with their independent auditors to restate the restated financial statements included in the Amended 10-K and Amended 10-Q to reverse the initial restatement set forth therein, and to restate the financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 to reclassify the Senior Notes and redeemable warrants as long term liabilities.

The Audit Committee of the Company’s Board of Directors has discussed the forgoing matters with the Company’s Chief Financial Officer and its independent auditor, Frazer Frost, LLP.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2010

CHINA NATURAL GAS, INC.

By:	/s/Qinan Ji
Name:	Qinan Ji
Title:	Chief Executive Officer